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                                                                   EXHIBIT 10.14

                            PROCESSOR AGREEMENT

     This Processor Agreement ("Agreement") is made this __ day of ______, 2000 (the "Effective Date"), between Deluxe Financial Services, Inc. ("Deluxe") and eFunds Corporation ("eFunds").

     WHEREAS, eFunds owns and operates a consumer reporting agency as defined by the federal Fair Credit Reporting Act, as amended, 15 U.S.C. Section 1681 et seq. ("FCRA")(referred to herein as "Debit Bureau"), which among other things compiles consumer data for use by their Customers (defined below) in their account opening and other business decision making; and

     WHEREAS, Debit Bureau and each of its Customers are parties to a certain agreement (the "Customer Agreement") under which each such Customer is agreeing to contribute certain information about consumers to Debit Bureau (the "Customer Data");

     WHEREAS, eFunds desires to gain access to certain data and obtain certain data processing services related to the Customer Data and eFunds Data from Deluxe in order for Debit Bureau to carry out its obligations under the Customer Agreements, subject to the terms and conditions of this Agreement;

     WHEREAS, Direct Checks Unlimited, Inc., an Affiliate (defined below) of Deluxe, has agreed to provide certain customer data ("CU Data") to Debit Bureau for use as described in that certain Data Contribution Agreement between Direct Checks Unlimited, Inc. and eFunds effective as of May 1, 2000 (the "DCA"), and Deluxe will be providing data processing services to make the CU Data available to Debit Bureau under this Agreement;

     WHEREAS, except as provided in this Agreement, the DCA governs the relationship of Deluxe and eFunds in connection with the CU Data;

     WHEREAS, Deluxe has provided and will provide certain data to the Debit Bureau (collectively, the "LOA Data") prior to the Distribution Date (defined below), which data Deluxe obtains from its financial institution customers pursuant to Letters of Agreement entered into between Deluxe and such customers; and

     WHEREAS, eFunds' is currently using the LOA Data in its business operations and the parties desire to provide for eFunds' continued use thereof after the Distribution Date, as described in this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the capitalized terms set forth below shall have the following meanings:

     "Affiliate" has the meaning given in the IPO and Distribution Agreement. "Confidential Information" means all proprietary information of a party that such party treats as confidential, including, without limitation, specifications, diagrams, information, data, materials, markets, customers, suppliers, inventions, products, procedures, designs, research and development, business plans, financial projections, organizations, employees or consultants or any other similar aspects of or information related to the present or future business of either party.
     "Distribution Date" has the meaning given in the IPO and Distribution Agreement.
     "eFunds Data" means the data provided by eFunds to Deluxe hereunder and data provided by a Customer of eFunds to Deluxe as a result of a an agreement between the Customer and eFunds


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     under which such Customer agrees to provide such data to Deluxe, as described in a particular Statement of Work, provided that eFunds Data shall in not include data provided by a Customer to Deluxe directly or pursuant to arrangements between Deluxe and such Customer.
     "Fees" means the fees and charges payable by eFunds for the Services provided hereunder, which are set forth in each Statement of Work.
     "IPO and Distribution Agreement" means that certain IPO and Distribution Agreement between eFunds and Deluxe Corporation dated as of March 31, 2000. "Services" means the data processing services provided by Deluxe hereunder, which will be described in each Statement of Work.
     "Statement of Work" means a document describing the particular Services to be performed by Deluxe for eFunds, the term of which will be negotiated in good faith by the parties and attached hereto as an Exhibit. Each Statement of Work will contain all information relating to the Services described therein, such as the specific Customer Data and/or eFunds Data needed to be delivered by eFunds to Deluxe in order for the Services to be provided, the timetable for completion, pricing, any programming/development work that eFunds is required to do in order for Deluxe to provide such Services, and any other terms applicable to such Services.

2. Use of eFunds Data and Customer Data. Subject to the restrictions set forth in this Agreement, eFunds hereby grants to Deluxe a non-exclusive license to use, copy, display and distribute the particular eFunds Data described in each Statement of Work, only as necessary to perform the Services described in such Statement of Work. In no event shall Deluxe distribute or permit any third party (including its Affiliates) to access or use the eFunds Data or the Customer Data when combined with the eFunds Data, except that Deluxe may provide specific eFunds Data and/or Customer Data in combination with the eFunds Data to the Customer to which such data relates as part of the Services. Deluxe shall not analyze or otherwise use the eFunds Data or the Customer Data in combination with the eFunds Data to familiarize itself with the nature, character or quality of the eFunds Data or the Customer Data in combination with the eFunds Data nor shall Deluxe use any information it obtains as a result of its handling, processing or possession of the eFunds Data and/or the Customer Data in combination with the eFunds Data for its benefit, for the benefit of any Affiliate or for the benefit of any third party other than the Customer to which such eFunds Data or Customer Data in combination with the eFunds Data relates. Without limiting the generality of the foregoing, Deluxe shall not use the eFunds Data, the Customer Data in combination with the eFunds Data or information obtained as a result of its handling, processing or possession of the eFunds Data or Customer Data in combination with the eFunds Data in connection with the creation, testing, enhancement, promotion, marketing, selling and/or licensing of products or services offered by Deluxe or any of its Affiliates or any third party other than the Customer to which the eFunds Data and/or Customer Data in combination with the eFunds Data relates. Deluxe acknowledges and agrees that it shall have no right or license to integrate all or any portion of the eFunds Data and/or Customer Data in combination with the eFunds Data into Deluxe's or its Affiliates' own databases. Notwithstanding any provision in this Agreement to the contrary, however, Deluxe shall not be prohibited under the provisions of this Agreement from using the Customer Data or the CU Data for any purpose, provided that such use is not in combination with the eFunds Data..

3. Delivery. eFunds agrees to deliver to Deluxe the applicable eFunds Data, including requests for CU Data, as described in each Statement of Work in accordance with the applicable timeline, and in accordance with the terms of a technical specification agreed upon by the parties in the applicable Statement of Work. eFunds shall only submit requests for CU Data as permitted by the DCA, and eFunds acknowledges that the CU Data will only be provided by Deluxe hereunder during the term of the DCA and in accordance with the DCA. All eFunds Data will be delivered to Deluxe directly by the Customer in accordance with the terms of a technical specification agreed upon by Deluxe and eFunds in the applicable Statement of Work. All Customer Data, CU Data and eFunds Data in combination with the


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Customer Data and/orthe CU Data delivered by Deluxe hereunder as a result of the
Services shall be delivered to eFunds (or its designee) in accordance with the technical specification in the applicable Statement of Work. If such a technical specification(s) calls for the delivery to eFunds of a "superset" of Customer Data, CU Data ,r eFunds Data or a combination of the eFunds Data and the Customer Data and/or the CU Data (i.e., a set of data that includes more data elements than is required by eFunds), eFunds warrants that it will process such delivered data such that only the required data elements (as defined in the applicable technical specification) are used by eFunds, and that it shall not use, nor permit any third party (including Affiliates) to use in any manner, any data elements that are delivered and not required (as defined in the applicable technical specification).

4. Provision of Services. Deluxe shall provide the Services described in each Statement of Work pursuant to the time line and specifications contained in such Statement of Work. Deluxe shall have no liability for any delay in performing the Services hereunder due to any delays caused by eFunds or any third party, including, without limitation, any delays in the delivery of the Customer Data, CU Data or eFunds Data, or completion of necessary programming and other system changes by eFunds as described in a Statement of Work. Both parties agree to make the ongoing maintenance and development of the processing files used in the provision of the Services a business priority.

5. Continued Use of LOA Data. Subject to Sections 6 and 7 below, eFunds agrees that it will have a royalty-free right to only use the LOA Data for any purpose that (a) is consistent with the applicable Letter of Agreement as well as federal, state and local laws, rules and regulations (including, without limitation, the Financial Services Modernization Act of 1999 and the FCRA); (b) does not involve the selling or renting of lists of names complied from such data for marketing lists or marketing purposes. In no event shall eFunds release any list that identifies the LOA Data (or the individuals or entities associated with such LOA Data) as being customers of Deluxe or its Affiliates. eFunds agrees to give Deluxe at least sixty (60) days' written notice before offering any new service or application that would include any LOA Data. eFunds shall not submit hereunder a processing request for any LOA Data that originated with Deluxe's Business Forms business division unless eFunds and Deluxe have entered into a separate written agreement expressly provided for access to such data by eFunds. Except as expressly permitted hereunder, eFunds shall not copy, display, distribute or otherwise use in any manner or means the LOA Data, in whole or in part. eFunds acknowledges and agrees that nothing in this Agreement permits it to obtain any additional LOA Data on or after the Distribution Date.

6. Deletion/Blocking of LOA Data. If a customer of Deluxe or its Affiliates objects to eFunds' use of LOA Data originating from such customer's files, eFunds will delete and/or block usage of such LOA Data in accordance with a process agreed to by the parties.

7. Assistance. Deluxe and eFunds will cooperate and help support the other party in connection with any inquiries from a consumer or other third party that are received regarding the validity or correctness of any data included in the LOA Data or Customer Data. Each party must provide such cooperation and assistance within twenty (20) days of a request from the other party.

8. Fees and Charges.

          8.1 Fees and Charges. Deluxe shall invoice eFunds for all Fees for the Services (as described in each Statement of Work) on a quarterly basis in arrears within 30 days of the end of the applicable quarter. In the event eFunds disputes an item billed, eFunds shall, within 60 days of receipt of Deluxe's invoice, notify Deluxe of the item in dispute, specifying eFunds' complaint. eFunds may withhold payment of items in dispute without interest until the dispute is resolved. Each party shall be entitled to offset amounts owing under this Agreement against amounts owing under the Professional Services


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     Agreement, Transition Services Agreement or ONE(R) Application Development
     and Support Agreement by notice to the other party. Payments of amounts owing pursuant to this Agreement, which are not offset against amounts owed by eFunds, as set forth in the preceding sentence, shall be made twice per year on the 30th day of June and 31st day of December.

          8.2 Taxes. Deluxe shall pay all taxes, including any charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, profits, gross receipts, excise, property, license, capital stock, franchise, transfer, sales, use, payroll, withholding, social security, value added or other taxes, and any interest, penalties or additions attributable thereto assessed or levied against Deluxe and its Affiliates (as defined in the IPO and Distribution Agreement) and in respect of the Services performed under this Agreement; provided, however, that all applicable sales or use taxes assessed on the provision of Services shall be paid by eFunds.

9. Audits. At any time during the term of this Agreement, eFunds and/or its agent(s) shall have the right to audit and verify Deluxe's use of the eFunds Data and the Customer Data in combination with the eFunds Data, and Deluxe and/or its agent(s) shall have the right to audit and verify eFunds' use of the LOA Data and Customer Data. Any such audit(s) shall be conducted during normal business hours with at least three (3) days prior written notice, and neither party may conduct more than one (1) audit in any calendar year. Each party shall cooperate and provide the other party and/or its agents with reasonable assistance during any such audit(s). Any information obtained as a result of such audit(s) (including without limitation any pricing information) shall be considered Confidential Information of the party being audited and shall be used only in connection with determining compliance by the party being audited with the applicable terms of this Agreement.

10. eFunds Warranties. eFunds warrants that (a) it has collected the Customer Data (to the extent that such data is collected by eFunds) and eFunds Data in compliance with all applicable laws, rules, regulations; (b) it owns or has the right pursuant to the Customer Agreements to supply and license the Customer Data (to the extent that it is supplying such data to Deluxe) and eFunds Data to Deluxe as required by this Agreement in order for Deluxe to provide the Services; (c) use and provision of the Customer Data and eFunds Data as contemplated by this Agreement will not infringe upon any intellectual property, privacy or other rights of any third party; (d) it has obtained a Customer Agreement for each Customer for which Services are requested by eFunds hereunder that permits eFunds to use the Customer Data as contemplated by this Agreement, and that such Customer Agreement is in full force and effect as of the time the applicable Services are requested by eFunds and provided by Deluxe hereunder;
(e) neither it nor any of its Affiliates will use the Customer Data or the LOA Data processed under this Agreement for the purposes of providing a check printing conversion file or other blank or mass production MICR-printed product(s) for financial institutions; and (f) it will only use and permit the use of the LOA Data as permitted by Section 5 hereof.

11. Deluxe Services Warranties. Deluxe warrants to eFunds that all Services it performs under this Agreement (a) shall be performed in a professional and workmanlike manner in accordance with accepted standard practice by members of the same profession, (b) shall be performed by qualified personnel, and (c) shall include reasonable diligent efforts to ensure that no defects occur as a result of such Services. Reasonable notification of any Services which are deficient shall be given by one party to another hereunder, and Deluxe's sole obligation and eFunds' sole remedy under this Section 11 is for Deluxe to use reasonable commercial efforts to remedy such defect. If Deluxe is unable to remedy such defect within a reasonable time period, then eFunds' exclusive remedy and Deluxe's entire liability in contract, tort or otherwise shall be a refunds of the amounts paid by eFunds' hereunder for the defective Services. Notwithstanding the foregoing, Deluxe shall have no liability under this Section 11 for any defect in the


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Services due to (a) errors or omissions in the Customer
Data and/or eFunds Data, or (b) any specifications or requirements for such Services provided by eFunds.

12. Warranty Disclaimer. THE WARRANTIES SET FORTH IN SECTIONS 10 AND 11 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OF IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, BY BOTH PARTIES IN CONNECTION WITH THE CUSTOMER DATA, EFUNDS DATA, LOA DATA, SERVICES AND THE PARTIES' RESPECTIVE PERFORMANCES HEREUNDER.

13. Term and Termination. This Agreement shall become effective as of the Effective Date, and shall remain in effect for a period of three (3) years. This Agreement may be terminated by either party with written notice to the other party if the other party fails to cure its material breach hereof within thirty
(30) days after its receipt of such notice. Upon any termination of this Agreement, Deluxe shall promptly return and/or destroy the eFunds Data as reasonably directed by eFunds and eFunds may, at its option, continue to use all LOA Data as expressly permitted under Section 5 hereof. The following Sections of this Agreement shall survive any termination hereof: 5, 6, 7, 8, 9, 10, 11, 12, 14, 15, 16, 17 and 18.

14. Expenses. Each party shall bear its own costs and expenses in connection with the performance of its obligations under this Agreement.

15. Indemnification. eFunds shall indemnify and hold harmless Deluxe and its Affiliates from and against all direct damages suffered and expenses incurred (including reasonable attorneys' fees) by Deluxe and its Affiliates as a result of any third party claim related to any use of the LOA Data by eFunds and its Affiliates, or the use of the eFunds Data, Customer Data and Customer Data in combination with the eFunds Data by Deluxe as permitted hereunder. With respect to any third party claims for which a party seeks indemnification under this
Section 10, the indemnification procedures set forth in Section 7.01(d)-(f) of the IPO and Distribution Agreement shall apply, and are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

16. Limitation of Liability. Excepting claims by third parties that may include any of the following kinds of damages, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL OR OTHER SIMILAR DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

17. Confidentiality.

          17.1 General. All Confidential Information shall be deemed confidential and proprietary to the party disclosing such information hereunder. Each party may use the Confidential Information of the other party during the term of this Agreement only as permitted or required for the receiving party's performance hereunder. The receiving party shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements. The foregoing duty shall survive any termination or expiration of this Agreement.

          17.2 Exclusions. The following shall not be considered Confidential Information for purposes of this Section 17: (a) Information which is or becomes in the public domain through no fault or act of the receiving party; (b) Information which was independently developed by the receiving party without the use of or reliance on the disclosing party's Confidential Information; (c) Information which was provided


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     to receiving party by a third party under no duty of confidentiality to the disclosing party; or (d) Information which is required to be disclosed by law, provided, however, prompt prior notice thereof shall be given to the party whose Confidential Information is involved.

18. General Provisions.

          18.1 Notices. Any notice or other communication required or permitted to be made or given by either party pursuant to this Agreement will be in writing, in English, and will be deemed to have been duly given: (a) five
     (5) business days after the date of mailing if sent by registered or certified U.S. mail, postage prepaid, with return receipt requested; (b) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by another means specified in this Section; or
     (c) when delivered if delivered personally or sent by express courier service. All notices will be sent to the other party at its address as set forth below or at such other address as such party will have specified in a notice given in accordance with this Section:

         ----------------------------------- --------------------------------
         In the case of Deluxe:              With a copy to:
         ----------------------------------- --------------------------------
         Deluxe Financial Services, Inc.     Deluxe Financial Services, Inc.
         3680 Victoria Street North          3680 Victoria Street North
         Shoreview, Minnesota 55126          Shoreview, Minnesota 55126
         Attn: Warner Schlais                Attn: Hank Koch
         Fax: (414) 341-5141                 Fax: (651) 483-7621
         Copy to:  General Counsel

         ----------------------------------- --------------------------------
         In the case of eFUNDS:              With a copy to:
         ----------------------------------- --------------------------------
         eFunds Corporation                  eFunds Corporation
         1080 W County Road F                1080 W County Road F
         Shoreview, MN  55126                Shoreview, MN  55126
         Attn: Debra Janssen                 Attn:  General Counsel
         Fax: (651)787-2749                  Fax: (651)787-2749

         ----------------------------------- --------------------------------

          18.2 Reasonableness. Each party will act in good faith in the performance of its respective responsibilities under this Agreement and will not unreasonably delay, condition or withhold the giving of any consent, decision or approval that is either requested or reasonably required by the other party in order to perform its responsibilities under this Agreement.

          18.3 Assignment. Neither party may assign or otherwise transfer this Agreement, in whole or in part, without the prior written consent of the other party. Any purported assignment in violation of the preceding sentence will be void and of no effect. This Agreement will be binding upon the parties' respective successors and permitted assigns.

          18.4 Complete Agreement; Amendment. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between the parties, and supersedes all other prior or contemporaneous communications between the parties (whether written or oral) relating to the subject matter hereof. This Agreement may be modified or amended solely in a writing signed by both parties.

          18.5 Severability. This Agreement shall be deemed severable, and the unenforceability of any one or more provisions shall not affect the enforceability of any other provisions. In addition, if any provision of this Agreement, for any reason, is declared to be unenforceable, the parties shall substitute an


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     enforceable provision that, to the maximum extent possible in accordance with applicable law, preserves the original intentions and economic positions of the parties.

          18.6 Waiver. No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of such right, power or remedy, and no waiver will be effective unless it is in writing and signed by the waiving party. If either party waives any right, power or remedy, such waiver will not waive any successive or other right, power or remedy the party may have under this Agreement.

          18.7 Force Majeure. Neither party shall be liable for any losses arising out of the delay or interruption of its performance of obligations under the Agreement due to any act of God, act of governmental authority, act of public enemy, or due to war, riot, flood, civil commotion, insurrection, severe weather conditions, or any other cause beyond the reasonable control of the party delayed.

     IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives.

Deluxe Financial Services, Inc.        eFUNDS CORPORATION

By:                                    By:
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Title:                                 Title:
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